Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is entered into on October 31, 2016 (the “Effective Date”) between: (i) App Energy, LLC, a Kentucky limited liability company (“App Energy”), (ii) Daybreak Oil and Gas, Inc., a Washington corporation (“Daybreak”), (iii) Sandy Valley Gas, Inc., a Kentucky corporation (“Sandy Valley”), and (iv) Eagle Well Service, Inc., a Kentucky corporation (“Eagle” and collectively with Sandy Valley, “Buyer”).

BACKGROUND

A.

App Energy and Daybreak are engaged in the business of developing oil and gas leases located in Lawrence County, Kentucky (the “Twin Bottoms Project”).

B.

App Energy and Daybreak own leasehold working interests in the Twin Bottoms Project.

C.

App Energy is indebted to Daybreak pursuant to that certain: (A) Loan and Security Agreement, dated as of August 28, 2013, as amended from time-to-time (the “Loan Agreement”), and (B) Promissory Note dated August 28, 2013 (the “Promissory Note”).

D.

Daybreak is indebted to Maximilian Resources, LLC, a Delaware limited liability company ("Maximilian"), pursuant to that certain: (A) Amended and Restated Loan and Security Agreement, dated as of August 28, 2013, as amended from time-to-time, and (B) Amended and Restated Promissory Note dated August 28, 2013.

E.

App Energy and Daybreak desire to sell, and Buyer desires to purchase, certain assets of App Energy and Daybreak subject to the terms and conditions of this Agreement.

F.

App Energy and Daybreak desire that a portion of the sale proceeds payable to App Energy and Daybreak under this Agreement be paid to Maximilian as set forth in Section 3.

AGREEMENT

1.

Sale of App Energy Assets. Sandy Valley and Eagle each hereby purchase 50% (i.e., for a combined total of 100%) of all property and assets (personal or mixed, tangible or intangible) of every kind and description, wherever located, owned by App Energy other than the App Excluded Assets (the “App Energy Assets”), including:

a.

App Energy's Working Interests in oil and gas leases described on Schedule 1, subject to such limitations and other restrictions as may be set forth in such documents (collectively, the “App Energy Leases”);

b.

App Energy's Working Interests in vertical oil or gas wells located on the lands covered by the App Energy Leases (the “App Energy Lands”), whether producing, shut-in, not completed, or temporarily abandoned, including the interests in the wells shown on Schedule 1;

c.

App Energy's Working Interests in horizontal oil and gas wells located on the App Energy Lands, whether producing, shut-in, not completed, or temporarily abandoned, including the interests in the wells shown on Schedule 1;

d.

The parcel of real property described on Schedule 1 (the “Parcel”);

e.

App Energy's interest in the rights of way and surface agreements shown on Schedule 1.

Notwithstanding the foregoing, the App Energy Assets will not include the following (the “App Excluded Assets”): (i) 2010 Mercury, 2003 Dodge Ram, 2008 Ford 150 and 2011 Mitsubishi ATV 4-wheeler, (ii) cash deposited in bank accounts and other marketable securities, (iii) accounts receivable, (iv) company organizational documents and tax records/filings and (v) any of App Energy’s rights under this Agreement, each contract or writing executed or delivered in connection with this Agreement and each amendment or supplement to any of the foregoing.

2.

Sale of Daybreak Working Interests.  Sandy Valley and Eagle each hereby purchase 50% (i.e., for a combined total of 100%) of all of Daybreak’s right, title and interest in the Working Interests in the Twin Bottoms Field, including interests in the oil and gas leases and wells shown on Schedule 2 (the “Daybreak Working Interests” and, together with the App Energy Assets, the “Purchased Assets”).

3.

Purchase Price and Payment.

a.

App Energy Assets. The purchase price for the App Energy Assets is Three Million Nine Hundred Thousand and no/100 Dollars ($3,900,000) (the “App Energy Purchase Price”).  Sandy Valley and Eagle will each pay 50% of the App Energy Purchase Price (i.e., for a combined total of the entire App Energy Purchase Price).  App Energy and Daybreak direct Sandy Valley and Eagle to each pay their 50% portion of the App Energy Purchase Price on the Effective Date as follows:

i.

$3,775,000 directly to Maximilian by wire transfer or other immediately available funds; and

ii.

$125,000 directly to Daybreak by wire transfer or other immediately available funds.

App Energy and Daybreak agree that the App Energy Purchase Price will be paid to Maximilian in full satisfaction of all debts and obligations owing by App Energy to Daybreak, including all of the debts and obligations under the Loan Agreement and the Promissory Note.  The App Energy Purchase Price will be allocated in the manner set forth in Schedule 3.a.

b.

Daybreak Working Interests. The purchase price for the Daybreak Working Interests is Six Hundred Thousand and no/100 Dollars ($600,000) (the “Daybreak Purchase Price”). On the Effective Date, Sandy Valley and Eagle will each pay 50% of the Daybreak Purchase Price (i.e., for a combined total of the entire Daybreak Purchase Price) as follows:

i.

$475,000 directly to Maximilian by wire transfer or other immediately available funds; and

ii.

$125,000 directly to Daybreak by wire transfer or other immediately available funds.

The Daybreak Purchase Price will be allocated in the manner set forth in Schedule 3.b.

4.

Closing Deliverables.

a.

App Energy. At the closing on the Effective Date, App Energy will take the following actions:

i.

Sandy Valley Working Interest Assignment. App Energy will execute and deliver to Sandy Valley the Working Interest Assignment in the form attached as Exhibit A.

ii.

Eagle Working Interest Assignment. App Energy will execute and deliver to Eagle the Working Interest Assignment in the form attached as Exhibit B.

iii.

Warranty Deed. App Energy will execute and deliver to Sandy Valley and Eagle the Warranty Deed in the form attached as Exhibit C.

iv.

Manager Certificate. App Energy will execute and deliver to Sandy Valley, Eagle and Daybreak the Manager Certificate in the form attached as Exhibit D.

v.

Joint Operating Agreement Termination. App Energy will execute and deliver to Daybreak the Joint Operating Agreement Termination in the form attached as Exhibit E.

vi.

Bill of Sale. App Energy will execute and deliver the Bill of Sale in the form attached as Exhibit F.

b.

Daybreak. At the closing on the Effective Date, Daybreak will take the following actions:

i.

Sandy Valley Working Interest Assignment. Daybreak will execute and deliver to Sandy Valley the Working Interest Assignment in the form attached as Exhibit G.

ii.

Eagle Working Interest Assignment. Daybreak will execute and deliver to Eagle the Working Interest Assignment in the form attached as Exhibit H.

iii.

Release of Guarantee Agreement. Daybreak will execute and deliver to App Energy the Release of Guarantee Agreement in the form attached as Exhibit I.

iv.

Release and Satisfaction of Promissory Note and Loan and Security Agreement. Daybreak will execute and deliver to App Energy the Release and Satisfaction of Promissory Note and Loan Agreement in the form attached as Exhibit J.

v.

Mortgage Discharge. Daybreak will execute and deliver to App Energy the Mortgage Discharge in the form attached as Exhibit K.

vi.

Secretary Certificate. Daybreak will execute and deliver to Buyer and App Energy the Secretary Certificate in the form attached as Exhibit L.

vii.

Termination of Overriding Royalty Interest. Daybreak will deliver to App Energy and Buyer a Termination of Overriding Royalty Interest, in each of the forms attached as Exhibit M-1 and Exhibit M-2, executed by Maximilian.

viii.

Termination of Net Profits Interest. Daybreak will deliver to App Energy and Buyer a Termination of Net Profits Interest in the form attached as Exhibit N, executed by Maximilian.

ix.

Joint Operating Agreement Termination. Daybreak will execute and deliver to App Energy the Joint Operating Agreement Termination in the form attached as Exhibit E.

x.

Bill of Sale. Daybreak will execute and deliver the Bill of Sale in the form attached as Exhibit F.

xi.

Kentucky Oil Gathering Letter. Daybreak will execute and deliver the letter to Kentucky Oil Gathering in the form attached as Exhibit O.

xii.

Piedmonte Indemnity Termination. Daybreak will execute and deliver the Termination of Indemnity Agreement in the form attached as Exhibit P.

c.

Buyer. At the closing on the Effective Date, Buyer will deliver or cause to be delivered the App Energy Purchase Price and the Daybreak Purchase Price. Buyer will also execute and deliver the Bill of Sale in the form attached as Exhibit F.

5.

Representations and Warranties of Sandy Valley and Eagle. Sandy Valley and Eagle represent and warrant to App Energy and Daybreak as follows and acknowledge that App Energy and Daybreak are each relying on these representations and warranties in entering into this Agreement:

a.

Validity and Enforceability. This Agreement has been duly executed and delivered by Sandy Valley and Eagle and constitutes the legal, valid and binding obligation of each, enforceable against each in accordance with its terms, except to the extent limited by: (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application related to the enforcement of creditors’ rights generally, and (b) general principles of equity.

b.

Incorporation and Corporate Power.  Sandy Valley and Eagle are each an entity duly incorporated, validly existing and in good standing under the laws of the State of Kentucky and are duly licensed or qualified to transact business as a foreign entity and are in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification.  Sandy Valley and Eagle have full entity power and authority to own and hold their properties and to carry on their business as now conducted and as proposed to be conducted, to execute, deliver and perform each Transaction Document to which each is a party.

c.

Authorization; No Conflict; No Violation.  The execution and delivery of each Transaction Document by Sandy Valley and Eagle and performance of their obligations hereunder and thereunder have been duly authorized by all requisite corporate action and will not: (i) result in a violation of this Agreement or any Transaction Document, (ii) result in a violation of any law, rule or regulation, or any order, injunction, judgment or decree of any court or other agency of government, (iii) conflict with, result in a breach of, or constitute (or, with due notice or lapse of time or both, would constitute) a default under, or give rise to any right of termination, acceleration or cancellation under, any indenture, agreement, contract, license, arrangement, evidence of indebtedness, note, lease or other instrument to which Sandy Valley or Eagle or any of their properties or assets is bound, (iv) result in the creation or imposition of any Lien upon Sandy Valley, Eagle or any of their properties or assets or (v) require any consent, approval, notification, waiver or other similar action from any third party.

d.

Consents and Approvals.  No registration or filing with, or consent or approval of or other action by, any Governmental Entity or any third party is or will be necessary for Sandy Valley's or Eagle's valid execution, delivery and performance of this Agreement, other than those which have previously been obtained or made.

6.

Representations and Warranties of App Energy.  App Energy represents and warrants to Sandy Valley, Eagle and Daybreak as follows and acknowledges that Sandy Valley, Eagle and Daybreak are relying on these representations and warranties in entering into this Agreement:

a.

Organization, Qualifications and Company Power.  App Energy: (a) is a duly organized limited liability company and is validly existing, in good standing under the laws of the State of Kentucky, is duly licensed or qualified to transact business as a foreign entity and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it require such licensing or such qualification, and (b) has full entity power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform under each Transaction Document to which it is a party.

b.

Authorization; No Conflict; No Violation. App Energy’s execution and delivery of this Agreement and the Transaction Documents and performance of its obligations hereunder and thereunder: (a) have been duly authorized by all requisite action (or entity action), and (b) will not: (i) result in a violation of App Energy’s articles of organization, limited liability company agreement, or similar governing documentation, as applicable, (ii) result in a violation of any law, rule or regulation, or any order, injunction, judgment or decree of any court or other agency of government, (iii) conflict with, result in a breach of, or constitute (or, with due notice or lapse of time or both, would constitute) a default under, or give rise to any right of termination, acceleration or cancellation under, any indenture, agreement, contract, license, arrangement, evidence of indebtedness, note, lease or other instrument to which App Energy or any of its properties or assets is bound, (iv) require any consent, approval, notification, waiver or other similar action from any third party that has not been obtained, or (v) give rise to any Lien upon App Energy or any of its properties or assets, including the Interests.

c.

Validity.  App Energy has duly executed and delivered this Agreement and the Transaction Documents (to the extent a party thereto), and this Agreement and the Transaction Documents (to the extent a party thereto) constitute the legal, valid and binding obligations of App Energy, enforceable against App Energy in accordance with their terms, except to the extent limited by: (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application related to the enforcement of creditors’ rights generally, and (b) general principles of equity, and except that enforcement of rights to indemnification and contribution contained therein may be limited by applicable federal or state laws or the public policy underlying such laws, regardless of whether enforcement is considered in a proceeding in equity or at law.

d.

Working Interests. Schedule 1 sets forth a complete list of App Energy’s Working Interests in the Twin Bottoms Project.  App Energy does not own, either directly or indirectly, any Working Interests other than the Working Interests listed on Schedule 1.  As of the Effective Date: (i) App Energy has good and Defensible Title to all of its Working Interests listed on Schedule 1, and (ii) App Energy has the requisite power and authority to transfer the full legal and beneficial interests in such Working Interests to Buyer pursuant to the terms of this Agreement and the Transaction Documents.  On the Effective Date, good and valid title to the Working Interests listed on Schedule 1 shall pass to Buyer, free and clear of any Liens, actions, options, charges and restrictions of any kind, other than Permitted Encumbrances.

e.

Real Property.  [omitted].

f.

Brokers; Financial Advisors.  App Energy has not engaged any agent, broker, investment banker, finder, financial advisor or other person who is entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Agreement.

g.

Litigation.  There is no: (i) action, suit, claim, proceeding or investigation pending or, to App Energy’s Knowledge, threatened, against or affecting App Energy or any of its properties or assets, at law or in equity, or before or by any Governmental Entity, (ii) Proceeding pending or, to App Energy’s Knowledge, threatened, by, against or affecting App Energy or any of its properties or assets, or (iii) governmental inquiry pending or, to App Energy’s Knowledge, threatened, against or affecting App Energy or any of its properties or assets, and, to App Energy’s Knowledge, there is no basis for any of the foregoing.  App Energy is not in default with respect to any order, writ, judgment, injunction or decree known to or served upon App Energy by any Governmental Entity.

h.

Taxes.  App Energy has paid and filed accurate returns with respect to all income, property, gross receipt, social security, withholding, sales, use, unemployment and other taxes to the city, local, state and federal governments to date and will continue to pay and file accurate returns with respect to all of the taxes owed thereafter.

i.

Contracts. App Energy has paid its share of all costs payable by it under the App Energy Leases. App Energy is not and, to App Energy’s Knowledge, no other party is, in default under any App Energy Lease, except such defaults as would not, individually or in the aggregate, have a Material Adverse Effect. Schedule 7.i sets forth all of the following contracts included in the App Energy Assets or to which the App Energy Assets will be bound as of the Effective Date: (a) any agreement for the sale, exchange or other disposition of Hydrocarbons produced from or attributable to the App Energy Assets that is not cancelable without penalty or other material payment on not more than thirty (30) days prior written notice, (b) any agreement binding on App Energy to sell, lease, farmout or otherwise dispose of any interest in any of the App Energy Assets after the Effective Date, (iii) any agreement which can reasonably be expected to generate gross revenue per year for App Energy in excess of $50,000, and (iv) any agreement which can reasonably be expected to require expenditures per year chargeable to App Energy in excess of $50,000.

j.

App Energy Leases. With respect to the App Energy Leases: (a) such leases have been maintained by App Energy according to their terms, in compliance with all material agreements contained therein or to which the App Energy Leases are subject, and (b) to the Knowledge of App Energy, no other party to any App Energy Lease is in breach of default with respect to any of its terms.

7.

Representations and Warranties of Daybreak.  Daybreak represents and warrants to Sandy Valley, Eagle and App Energy as follows and acknowledges that Sandy Valley, Eagle and App Energy are relying on these representations and warranties in entering into this Agreement:

a.

Organization, Qualifications and Company Power.  Daybreak: (a) is a duly incorporated corporation and is validly existing, in good standing under the laws of the State of Washington, is duly licensed or qualified to transact business as a foreign entity and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it require such licensing or such qualification, and (b) has full entity power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform under each Transaction Document to which it is a party.

b.

Authorization; No Conflict; No Violation. Daybreak’s execution and delivery of this Agreement and the Transaction Documents and performance of its obligations hereunder and thereunder: (a) have been duly authorized by all requisite action (or entity action), and (b) will not: (i) result in a violation of Daybreak’s articles of incorporation, bylaws, or similar governing documentation, as applicable, (ii) result in a violation of any law, rule or regulation, or any order, injunction, judgment or decree of any court or other agency of government, (iii) conflict with, result in a breach of, or constitute (or, with due notice or lapse of time or both, would constitute) a default under, or give rise to any right of termination, acceleration or cancellation under, any indenture, agreement, contract, license, arrangement, evidence of indebtedness, note, lease or other instrument to which Daybreak or any of its properties or assets is bound, (iv) require any consent, approval, notification, waiver or other similar action from any third party that has not been obtained, or (v) give rise to any Lien upon Daybreak or any of its properties or assets, including the Interests.

c.

Validity.  Daybreak has duly executed and delivered this Agreement and the Transaction Documents (to the extent a party thereto), and this Agreement and the Transaction Documents (to the extent a party thereto) constitute the legal, valid and binding obligations of Daybreak, enforceable against Daybreak in accordance with their terms, except to the extent limited by: (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application related to the enforcement of creditors’ rights generally, and (b) general principles of equity.

d.

Working Interests. Schedule 2 sets forth a complete list of Daybreak’s Working Interests in the Twin Bottoms Project.  Daybreak does not own, either directly or indirectly, any Working Interests other than the Working Interests listed on Schedule 2.  As of the Effective Date: (i) Daybreak has good and Defensible Title (as defined below) to all of its Working Interests set forth on Schedule 2, and (ii) Daybreak has the requisite power and authority to transfer the full legal and beneficial interests in such Working Interests to Buyer pursuant to the terms of this Agreement and the Transaction Documents.  On the Effective Date, good and valid title to the Working Interests listed on Schedule 2 shall pass to Buyer, free and clear of any Liens, actions, options, charges and restrictions of any kind, other than Permitted Encumbrances.

e.

Brokers; Financial Advisors.  Daybreak has not engaged any agent, broker, investment banker, finder, financial advisor or other Person who is entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Agreement.

f.

Litigation.  There is no: (i) action, suit, claim, proceeding or investigation pending or, to Daybreak’s Knowledge, threatened, against or affecting Daybreak or any of the Daybreak Working Interests, at law or in equity, or before or by any Governmental Entity, (ii) Proceeding pending or, to Daybreak’s Knowledge, threatened, by, against or affecting the Daybreak or any of the Daybreak Working Interests, or (iii) governmental inquiry pending or, to the Daybreak’s Knowledge, threatened, against or affecting the Daybreak or any of the Daybreak Working Interests, and, to Daybreak’s Knowledge, there is no basis for any of the foregoing.  Daybreak is not in default with respect to any order, writ, judgment, injunction or decree known to or served upon Daybreak by any Governmental Entity.

8.

Indemnification.

a.

Survival. All representations, warranties, covenants and agreements contained in this Agreement and all related rights to indemnification will survive the closing on the Effective Date for a period of one (1) year.

b.

Indemnity by App Energy. App Energy will defend, indemnify and hold harmless Sandy Valley and Eagle from and against all losses arising from or related to: (i) any inaccuracy in or breach of any of the representations or warranties of App Energy contained in this Agreement or (ii) any breach or non-fulfillment of any covenant, agreement or obligations to be performed by App Energy pursuant to this Agreement. In no event will App Energy be liable for the breaches, actions, or inactions of Daybreak.

c.

Indemnity by Daybreak. Daybreak will defend, indemnify and hold harmless Sandy Valley and Eagle from and against all losses arising from or related to: (i) any inaccuracy in or breach of any of the representations or warranties of Daybreak contained in this Agreement or (ii) any breach or non-fulfillment of any covenant, agreement or obligations to be performed by Daybreak pursuant to this Agreement.  In no event will Daybreak be liable for the breaches, actions, or inactions of App Energy.

d.

Indemnity by Sandy Valley and Eagle.  Sandy Valley and Eagle will defend, indemnify and hold harmless App Energy and Daybreak from and against all losses arising from or related to: (i) any inaccuracy in or breach of any of the representations or warranties of Sandy Valley and Eagle contained in this Agreement or (ii) any breach or non-fulfillment of any covenant, agreement or obligations to be performed by Sandy Valley and Eagle pursuant to this Agreement.

e.

Limitations. The following limitations apply to the indemnification obligations under this Agreement: (a) the aggregate amount of all losses for which App Energy will be liable pursuant to this Agreement, including Section 9.b, will not exceed the App Purchase Price, and (b) the aggregate amount of all losses for which Daybreak will be liable pursuant to this Agreement, including Section 9.c, will not exceed the Daybreak Purchase Price.

f.

Claims. Any party seeking indemnification under this Agreement (the “Indemnified Party”) will, as soon as reasonably practicable after becoming aware of any action, suit, proceeding, demand, claim or breach (a “Claim”) with respect to which the Indemnified Party claims indemnification hereunder, but in any event within 30 days after becoming aware of the Claim, provide written notice to the party hereto from whom the Indemnified Party is entitled to indemnification hereunder (the “Indemnifying Party”); provided, however, that failure of the Indemnified Party to give notice will not relieve the Indemnifying Party of its obligations under this Section 9, except to the extent, if at all, that an Indemnifying Party will demonstrate having been prejudiced by such failure.

g.

Third Party Claims.  When a Claim involves an action, suit, proceeding, demand, claim or breach instituted against the Indemnified Party by a third party (a “Third Party Claim”), the Indemnifying Party will have the option to defend such Third Party Claim, at its own expense, unless there is a reasonable probability that such Third Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages.  Written notice of the election of such option will be given to the Indemnified Party within 15 days after notice of a Claim is given to the Indemnifying Party by an Indemnified Party or else such right to defend will be deemed waived.  In order to preserve its right to continue defending such Third Party Claim, the Indemnifying Party must actively and diligently conduct the defense, using counsel approved by the Indemnified Party in writing (which approval will not be unreasonably withheld or delayed).  If the Indemnifying Party does not have the option or does not elect or preserve this option, the Indemnified Party may prosecute or defend such Claim in any manner that the Indemnified Party deems appropriate, and the Indemnified Party will be entitled to settle such Claim without the consent of the Indemnifying Party.  If the Indemnifying Party has undertaken to prosecute or defend the Third Party Claim, as permitted herein, then (1) the Indemnified Party may participate, at its own expense, in any and all proceedings related to the Third Party Claim and will be entitled to receive copies of all notices and pleadings or other submissions in any judicial or regulatory proceeding, (2) there will be no settlement of the Third Party Claim without the written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed), and (3) if the Claim is fully satisfied, the Indemnifying Party will be subrogated to all rights and remedies of the

Indemnified Party.  All parties to this Agreement will cooperate in the defense and prosecution of Third Party Claims and will furnish such records, information and testimony, and will attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

9.

Miscellaneous.

a.

Timing. Notwithstanding any other transactions contemplated hereby, the effective time of the transfer of any and all interests in and to (including the right to receive revenue from) oil and gas produced from the Purchased Assets shall be the later of the Effective Date and November 1, 2016 (such date, the “Production Effective Date”)

b.

Post Closing Covenants.  The parties will take such actions and execute and deliver such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby. Daybreak: (A) hereby authorizes App Energy to file a UCC-3 Financing Statement Amendment to terminate Daybreak’s initial financing statement file number 2013-2662509-79, (B) will terminate all arrangements whereby App Energy’s customers, including Kentucky Oil Gathering, pay amounts directly to Daybreak or to an account designated by Daybreak, and (C) will pay any taxes related to the Daybreak Working Interests for periods prior to the Effective Date.   Buyer will pay and be responsible for all transfer taxes, stamp taxes or similar taxes relating to the sale and transfer of the Parcel, including but not limited to, the filing of Form 1099-S if required and pay and be responsible for all property taxes for the Parcel.   If Buyer receives any revenues earned or accrued prior to the Production Effective Date, including oil or gas payments, then Buyer will promptly remit such amounts as follows:  75% to App Energy and 25% to Daybreak. App Energy and Daybreak will use commercially reasonable efforts to obtain the consent of Cimarex Energy Co. to transfer and assign App Energy’s and Daybreak’s rights and interests under the Sublease of Deep Rights Agreement to Buyer.

c.

Notices. Any notices required or permitted under this Agreement will be in writing and delivered in person, by first class mail postage prepaid, at the following addresses, or to such other address as either party will notify the others of in accordance with this Section 10.b:

If to Sandy Valley:

Sandy Valley Gas, Inc.

Attn: Jack Justice

PO Box 565

Betsy Layne, KY  41605

With a copy to (which will not constitute notice):

Gordon Long

Gordon B. Long Law Office, PSC

PO Box 531

Salyersville, KY 41465

If to Eagle:

Eagle Well Service, Inc.

Attn: Russell Parsons

PO Box 1666

Salyersville, KY 41465

With a copy to (which will not constitute notice):

Gordon Long

Gordon B. Long Law Office, PSC

PO Box 531

Salyersville, KY 41465

If to Daybreak:

Daybreak Oil and Gas, Inc.

Attn: James F. Westmoreland

1414 S. Friendswood Dr., Suite 212

Friendswood, Texas 77546

With a copy to (which will not constitute notice):

Jessica Blacklock, Esq.

Potts Blacklock Senterfitt, PLLC

2901 Bee Cave Rd.

Austin, Texas 78746

If to App Energy:

App Energy, LLC

Attn: John A. Piedmonte, Jr.

104 West Front Street

Monroe, Michigan 48161

With a copy to (which will not constitute notice):

Nicholas M. Oertel, Esq.

Foster, Swift, Collins & Smith, P.C.

313 S. Washington Square

Lansing, MI 48933

d.

Governing Law.  This Agreement and the performance of the transactions and the obligations of the parties will be governed by and construed and enforced in accordance with the laws of the State of Kentucky, without giving effect to any choice of law principles that require the application of the laws of another jurisdiction. All actions or proceedings arising from or related to this Agreement will be brought in a state court of competent subject jurisdiction in Lawrence County, Kentucky, or in the federal courts located within Kentucky.

e.

Entire Agreement.  This Agreement and the Transaction Documents, together with the certificates, documents, instruments and writings that are delivered pursuant thereto, constitutes the entire agreement and understanding of the parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

f.

Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.  This Agreement will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, which delivery may be made by exchange of copies of the signature page by facsimile transmission.  For purposes of determining whether a party has signed this Agreement or any document contemplated hereby or any amendment or waiver hereof, only a handwritten signature on a paper document or a facsimile transmission of a handwritten original signature will constitute a signature, notwithstanding any law relating to or enabling the creation, execution or delivery of any contract or signature by electronic means.

g.

No Third Party Beneficiaries. Nothing in this Agreement will entitle any person other than App Energy, Daybreak or Buyer to any claims, causes of action, remedy or right of any kind.

h.

Amendments and Waivers.  This Agreement may not be amended or modified, and no provisions hereof may be waived, without the written consent of all of the parties.  No action taken pursuant to this

Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

i.

Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is adjudged by a court, governmental body, arbitrator or mediator not to be enforceable in accordance with its terms, the parties agree that the court, governmental body, arbitrator or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

j.

Headings.  The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

k.

Construction.  This Agreement has been freely and fairly negotiated among the parties.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.  Any reference to any law will be deemed to refer to such law and all rules and regulations promulgated thereunder, unless the context requires otherwise, in each case as they exist on the date hereof.  The words "include," "includes," and "including" will be deemed to be followed by "without limitation."  Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.  The words "this Agreement," "herein," "hereof," "hereby," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The parties intend that each representation, warranty, and covenant contained herein will have independent significance.  If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.  Time is of the essence in the performance of this Agreement.

l.

Incorporation of Exhibits and Schedules.  The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

m.

Expenses.  All expenses incident to this Agreement, whether or not the transaction is consummated, will be borne exclusive by the party making the expenditure or incurring the expense, including any expenses incurred prior to the date hereof, as well as those incurred after the date hereof.

10.

Definitions.

a.

"Agreement" is defined in the preamble to this Agreement.

b.

“App Energy” is defined in the preamble to this Agreement.

c.

“App Energy Assets” is defined in Section 1.

d.

“App Energy Lands” is defined in Section 1.b.

e.

“App Energy Leases” is defined in Section 1.a.

f.

“App Energy Purchase Price” is defined in Section 3.a.

g.

“Buyer” is defined in the preamble to this Agreement.

h.

“Claim” is defined in Section 8.f.

i.

“Daybreak” is defined in the preamble to this Agreement.

j.

“Daybreak Purchase Price” is defined in Section 3.b.

k.

“Daybreak Working Interests” is defined in Section 2.

l.

“Defensible Title” means that title which, subject to Permitted Encumbrances: (i) entitles the owner to receive not less than the Net Revenue Interest set forth on Schedule 1 or 2, as applicable, (ii) obligates the owner to bear costs and expenses relating to the Working Interests in an amount not greater than the working interest reflected on Schedule 1 or 2, as applicable, and (iii) subject to Permitted Encumbrances is free of materials Liens and any defects in title that would create a material impairment of use and enjoyment of or loss of interest in the affected.

m.

“Eagle” is defined in the preamble to this Agreement.

n.

“Effective Date” is defined in the preamble to this Agreement.

o.

"Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).

p.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

q.

“Indemnified Party” is defined in Section 8.f.

r.

“Indemnifying Party” is defined in Section 8.f.

s.

"Knowledge" means, with respect to any matter in question, as to (i) App Energy, the actual and current knowledge of John A. Piedmonte, Jr., (ii) Daybreak, the actual and current knowledge of James F. Westmoreland.

t.

"Lien" means any of the following: mortgage; lien (statutory or other); other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any easement, exception, reservation or limitation, right of way, and the like); conditional sale, title retention, voting agreement or other similar agreement, arrangement, device or restriction; preemptive or similar right; the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction; or any option, equity, claim or right of or obligation to any other person of whatever kind and character; provided, however, that the term "Lien" excludes any of the foregoing to the extent created by any of the Transaction Documents.

u.

“Loan Agreement” is defined in Background Section C.

v.

"Material Adverse Effect" means a material adverse change or effect in the business, operations, assets, liabilities, prospects, properties, condition (financial or otherwise) or results of operations of App Energy or Daybreak, as applicable.   For purposes of this Agreement, a Material Adverse Effect shall not include: (A) any change or effect that results from conditions, events or circumstances generally affecting the industries in which the party operates or the economy in general; (B) any action or change specifically permitted or required by the provisions of this Agreement; or (C) the transactions contemplated by this Agreement or the performance hereof.

w.

"Net Revenue Interest" shall mean the fractional interest in Hydrocarbons produced from or allocated to a well, unit, or lease that a working interest owner is entitled to receive, after deduction of all royalties, overriding royalties, production payments, carried interests, reversionary interests, and other burdens upon and payments out of production that burden the interest.

x.

“Parcel” is defined in Section 1.d.

y.

“Permitted Encumbrances” means:

i.

Third-party consents to assignment of leases and contracts and preferential purchase rights which are customary in the oil and gas business;

ii.

Liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business (which are not applicable to the transactions contemplated in the Transaction Documents);

iii.

All rights to consent by, required notices to, filings with, or other actions by federal, state, local governmental entities or tribal entities in connection with the sale or conveyance of Working Interests if the same are customarily required in the oil and gas business;

iv.

Rights of reassignment upon the surrender or expiration of any lease;

v.

Easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railway and other easements and rights of way, on, over or in respect of any of the properties or any restriction on access thereto and that do not materially interfere with the ownership, operation or value of the affected property for the purposes of exploration and production of oil and gas;

vi.

Materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’ or other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance, development, production or operation of App Energy’s or Daybreak’s Working Interests, as applicable, (i) if they have not been filed pursuant to law and the time for filing them has expired, (ii) if filed, they have not yet become due and payable or payment is being withheld as provided by law, or (iii) if their validity is being contested in good faith by appropriate action;

vii.

Rights reserved to or vested in any municipality or governmental, statutory, public or tribal authority to control or regulate any of Daybreak’s or App Energy’s Working Interests, as applicable, in any manner; and all applicable laws, rules, regulations and orders of general applicability in the area which do not materially interfere with the ownership, operation or value of the affected property for the purposes of exploration and production of oil and gas;

viii.

Liens arising under operating agreements, unitization and pooling agreements and production sales contracts containing terms and conditions customary in the industry securing amounts not yet due or, if due, being contested in good faith in the ordinary course of business;

ix.

Any liens or security interests created by law or reserved by contract that secure the payment of production proceeds to Persons entitled thereto (including, without limitation, royalties, bonuses and rental charges) not yet due or if due, being contested in good faith in the ordinary course of business;

x.

All royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other burdens, to the extent that the net cumulative effect of such burdens, as to App Energy’s or Daybreak’s Working Interest, as applicable, does not operate to reduce the Net Revenue Interest reflected in Exhibit A as to that particular Working Interest;

xi.

Such other defects or irregularities in the title to the Working Interests that would be considered not material by a reasonable investor engaged in the business of acquiring, owning or operating App Energy’s or Daybreak’s Working Interests, as applicable;

xii.

Rights existing under that Sublease of Deep Rights Agreement between App Energy, Daybreak, and Cimarex Energy Co.

z.

"Proceedings" means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

aa.

“Promissory Note” is defined in Background Section C.

bb.

“Sandy Valley” is defined in the preamble to this Agreement.

cc.

"Third Party Claim" is defined in Section 8.g.

dd.

"Transaction Documents" means, collectively, this Agreement and all other documents and instruments executed by the parties pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, including the exhibits and schedules attached hereto.

ee.

“Twin Bottoms Project” is defined in Background Section A.

ff.

"Working Interests" means the interest in a well, unit or lease within the Twin Bottoms Project that is burdened with the obligation to bear a fractional share of the costs and expenses associated with the exploration, development and operation of such well, unit or lease.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

APP ENERGY:

APP ENERGY, LLC

By:	/s/ John A. Piedmonte, Jr.
John A. Piedmonte, Jr., Manager

DAYBREAK:

DAYBREAK OIL AND GAS, INC.

By:	/s/ James F. Westmoreland
James F. Westmoreland, President and Chief Executive Officer

BUYER:

SANDY VALLEY GAS, INC.

By:	/s/ Jack Justice
Jack Justice, President

EAGLE WELL SERVICE, INC.

By:	/s/ Russell Parsons
Russell Parsons, President

[Signature Page to Asset Purchase Agreement]

EXHIBIT J

RELEASE AND SATISFACTION

THIS RELEASE AND SATISFACTION ("Release") is made on October 31, 2016 by Daybreak Oil and Gas, Inc., a Washington corporation ("Daybreak"), and App Energy, LLC, a Kentucky limited liability company (“App Energy”).

RECITALS

A.

Daybreak and App Energy are parties to a Loan and Security Agreement dated August 28, 2013, as amended from time to time (the “Loan Agreement”).

B.

Pursuant to the Loan Agreement, Daybreak has loaned funds to App Energy (the “Loan”). The Loan is evidenced by that certain Promissory Note dated August 28, 2013 given by App Energy to Daybreak, as amended from time to time (the “Promissory Note”).

C.

Daybreak and App Energy are entering into an Asset Purchase Agreement with Sandy Valley Gas, Inc., a Kentucky corporation (“Sandy Valley”), and Eagle Well Service, Inc., a Kentucky corporation (“Eagle”), whereby Daybreak and App Energy will agree to sell certain assets to Sandy Valley and Eagle (the “Asset Purchase Agreement”).

D.

Daybreak is indebted to Maximilian Resources, LLC, a Delaware limited liability company (“Maximilian”).

E.

App Energy and Daybreak have directed in the Asset Purchase Agreement that the sale proceeds payable to App Energy be paid to Maximilian in full satisfaction of App Energy’s liabilities and obligations under the Loan Agreement and Promissory Note.

RELEASE AND SATISFACTION

1.

Release and Satisfaction. Daybreak hereby, effective upon the closing of the transactions contemplated by the Asset Purchase Agreement: (A) acknowledges and agrees that, the Loan Agreement and Promissory Note will both be paid in full, or otherwise completely satisfied, (B) forever and completely releases App Energy from any and all obligations and liabilities under the Loan Agreement and Promissory Note, whether arising prior to or after the date of this Release, and (C) acknowledges and agrees that it will execute any and all documents necessary or desirable to accomplish the foregoing and to release and terminate any security interests arising from or in connection with the Loan Agreement and Promissory Note, including, but not limited to, banking account control agreements, mortgages, and security interests of any type.

2.

Tender of Promissory Note.  Daybreak has requested that, following the closing of the Asset Purchase Agreement, Maximilian return the original Promissory Note to App Energy for cancellation and destruction.

3.

Miscellaneous.

a.

This Release embodies the entire agreement and understanding among the parties and supersedes any prior oral or written agreements relating to this matter.  This Release may not be amended, modified, or supplemented except in a writing executed by all the parties.  No term of this Release shall be waived unless done so in writing by the party benefited by such term.

b.

This Release shall be construed under and governed by the laws of the State of Kentucky.

c.

This Release may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, this Release has been executed as of the day and year first above written.

DAYBREAK:

Daybreak Oil and Gas, Inc.

By:	/s/ JAMES F. WESTMORELAND
James F. Westmoreland, President and Chief Executive Officer

APP ENERGY:

App Energy, LLC

By:	/s/ JOHN A. PIEDMONTE, JR.
John A. Piedmonte, Jr., Manager